Exhibit 99.1

Global Headquarters 875 Third Avenue New York, NY 10022	T +1 212 725 7550 F +1 212 644 6483

News

Investor Relations Contact

Name:	Mary Malone
Phone Number:	+1 703 258 7841
Email:	mary.malone@towerswatson.com

Towers Watson Announces Secondary Public Offering

Stockholders Approve Proposal to Permit Early Conversion of Class B Stock

New York – September 13, 2010 – Towers Watson (NYSE, NASDAQ: TW), a leading global professional services company, today announced that it has filed a preliminary prospectus in connection with the commencement of the previously announced secondary public offering of its Class A common stock. In this offering, which is subject to market and other conditions, certain existing holders of the company’s outstanding Class B-1 common stock are expected to sell approximately 4.3 million shares of Class A common stock and grant the underwriters an option to purchase up to approximately 640,000 additional shares to cover any overallotments. Towers Watson will not receive any of the proceeds from the sale of shares, and there will be no dilution of shares currently outstanding.

At a special meeting of stockholders held on September 9, 2010, Towers Watson’s stockholders approved a proposal to eliminate a restriction in the company’s certificate of incorporation on the number of shares of Class B common stock that the Board of Directors can convert into shares of Class A common stock. This amendment was required to conduct the offering and provides the company with the flexibility to release converted shares of Class B common stock into the public market if the Board of Directors determines that such action is advisable.

BofA Merrill Lynch, Goldman, Sachs & Co. and J.P. Morgan are acting as joint book-running managers for the offering. Baird, Citi, Stifel Nicolaus Weisel and SunTrust Robinson Humphrey are acting as co-managers.

The offering will be made only by means of a prospectus. A preliminary prospectus relating to this offering may be obtained from: BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department or email dg.prospectus_requests@baml.com or telephone (866) 500-5408; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282-2198, telephone (866) 471-2526 or by email: prospectus-ny@ny.email.gs.com; and J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717 or telephone: (866) 803-9204.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Towers Watson

Towers Watson (NYSE, NASDAQ: TW) is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. With approximately 14,000 full-time and contract associates around the world, we offer solutions in the areas of employee benefits, talent management, rewards, and risk and capital management. Towers Watson was formed on January 1, 2010, from the merger of Towers Perrin and Watson Wyatt, two leading multi-service firms that provide a broad array of consulting services to organizations around the world.